EXHIBIT 10.12

Tennessee Valley Authority
LONG-TERM INCENTIVE PLAN PERFORMANCE GRANT NOTICE

Pursuant to the provisions of the Tennessee Valley Authority Long-Term Incentive Plan (“Plan”), approved effective October 1, 2015, the Tennessee Valley Authority (“TVA”) hereby awards Michael D. Skaggs (“Participant”) as of October 1, 2015 (“Grant Date”), a grant of $600,000 (“Grant”), upon and subject to the terms and conditions set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

1. Grant

The Grant shall be subject to all the terms and conditions of the Plan and this Notice. The Grant represents the right of the Participant to receive a lump sum cash payment (the “Long-Term Performance Incentive Award”), subject to the vesting requirements provided in Section 3 below, in the amount determined by an Authorized Party in accordance with Section 5.2 below.

2. Plan Participation

The awarding of this Grant shall constitute the selection of the Participant to participate in the Plan. In no event shall the awarding of this Grant guarantee the Participant’s eligibility to receive future grants under the Plan.

3. Vesting Date

Except as provided in Section 4 below, the Participant will become fully vested in the Long-Term Performance Incentive Award if the Participant remains employed with TVA without interruption through September 30, 2018.

4. Forfeiture and Accelerated Vesting

4.1
Termination Prior to Normal Vesting Date. Except as otherwise determined by an Authorized Party or provided in Sections 4.2 or 4.3 below, if the Participant’s employment with TVA terminates for any reason, the unvested portion of any award shall be completely forfeited on the date of the termination of the Participant’s employment.

4.2
Death. If the Participant dies while employed, the Beneficiary shall be entitled under the Performance Component of the Plan to the sum of (1) any Long-Term Performance Incentive Awards that have already vested at the time of the Participant’s death and have not yet been paid to the Participant and (2) any Long-Term Performance Incentive Awards that have not vested at the time of the Participant’s death and that cover a Performance Cycle for which the Participant has received a Long-Term Performance Incentive Grant, provided that the amount of any such Long-Term Performance Incentive Award (a) will be calculated assuming that the Percent of Opportunity Achieved is 100 percent and (b) will be prorated based on the number of whole months the Participant was participating in the Plan during the applicable Performance Cycle (such sum being hereinafter referred to as the “Performance Beneficiary Award”). The Performance Beneficiary Award shall be paid to the Beneficiary.

4.3
Disability. If the Participant Separates from Service due to a Disability, the Participant shall be entitled under the Performance Component of the Plan to the sum of (1) any Long-Term Performance Incentive Awards that have already vested at the time the Participant Separates from Service due to a Disability and have not yet been paid to the Participant and (2) any Long-Term Performance Incentive Awards that have not vested at the time of the Participant’s Separation from Service due to a Disability and that cover a Performance Cycle for which the Participant has received a Long-Term Performance Incentive Grant, provided that the amount of any such Long-Term Performance Incentive Award (a) will be calculated assuming that the Percent of Opportunity Achieved is 100 percent and (b) will be prorated based on the number of whole months the Participant was employed by TVA during the applicable Performance Cycle (such sum being hereinafter referred to as the “Performance Disability Award”).

5. Payment of Award

5.1
Award Payment. Except in the case of death or Disability, Long-Term Performance Incentive Awards will be paid in a lump sum within two months of the end of each Performance Cycle. In the case of death, the Performance Beneficiary Award will be paid as soon as administratively practicable but in no event later than the last day of the second full calendar month following the Participant’s death. In the case of Disability, the Performance Disability Award will be paid as soon as administratively practicable but in no event later than the last day of the second full calendar month following the Participant’s Separation from Service due to Disability. Each award shall be paid in cash after deducting the amount of applicable federal, state, and local withholding taxes of any kind required by law to be withheld by TVA.

5.2
Award Calculation. Long-Term Performance Incentive Awards will be calculated in accordance with Section 5.2.1 of the Plan. Long-Term Performance Incentive Awards are based on achieved level of performance compared to the established Performance Measures and Performance Goals over the Performance Cycle. For each Participant, the maximum Long-Term Performance Incentive Award allowed under the Plan is 150 percent of the Long-Term Performance Incentive Opportunity unless a different maximum is approved by an Authorized Party. The final Long-Term Performance Incentive Award may be adjusted by the Board based on peer group comparisons and performance results over the Performance Cycle.

6. Amendment or Termination of the Plan

No amendment or termination of the Plan may adversely affect, other than as specified in the Plan, any right acquired by any Participant or any Beneficiary under an award vested before the effective date of such amendment or termination. Upon termination of the Plan, distribution of vested awards shall be made to Participants and Beneficiaries in the manner and at the time described in the Plan, unless an Authorized Party determines in his or her sole discretion that all such amounts shall be distributed upon termination of the Plan, in accordance with Section 409A to the extent applicable.

7. Miscellaneous

7.1
Powers of the Plan Administrator. The Plan shall be administered by the CEO or the designee of the CEO     (“Plan Administrator”) unless otherwise delegated by the Board. Subject to the express provisions of the Plan, the Plan Administrator shall have the power, authority, and sole and exclusive discretion to construe, interpret, and administer the Plan. All decisions, determinations, and interpretations by the Plan Administrator regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of or operation of any Plan award shall be final and binding on all Participants, Beneficiaries, heirs, assigns, or other persons holding or claiming rights under the Plan or any award.

7.2
Non-Transferability of Rights and Interests. Neither a Participant nor a Beneficiary may alienate, assign,     transfer, or otherwise encumber his or her rights and interests under the Plan, nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person, and any attempt to do so shall be null and void.

Katherine J. Black
Senior Vice President
Human Resources and Communications